PRICING SUPPLEMENT NO.101 DATED AUGUST 23, 2001           Filed Pursuant to
TO PROSPECTUS DATED NOVEMBER 9, 2000*,                    Rule 424(b)(5)
AS AMENDED BY PROSPECTUS SUPPLEMENTS                      File No. 333-47464
DATED DECEMBER 15, 2000, AND MAY 04, 2001

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000, and May 04, 2001.
Aggregate Principal Amount:           $  2,991,000.00
Original Issue Date(Settlement Date): August 28, 2001
Stated Maturity Date:                 August 15, 2008
Issue Price to Public:                100.00% of Principal Amount
Interest Rate:                        7.500% Per Annum
Interest Payment Dates:               August 15 and February 15 and
                                      Semi-Annually
                                      Thereafter Commencing February 15, 2002

Survivor's Option:                     [ X ] Yes                 [  ] No
Optional Redemption:                   [ X ] Yes                 [  ] No

Initial Redemption Date:               August 15, 2003
Redemption Price:                      Initially 101% of Principal Amount and
                                       100% after the first anniversary of the
                                       Initial Redemption Date.

                                       Principal Amount of Notes
        Agent                          Solicited by Each Agent

First of Michigan Corporation          $    977,000
Prudential Securities Incorporated     $    213,000
J.J.B. Hilliard, W.L. Lyons, Inc       $     70,000
Raymond James & Associates, Inc        $    436,000
Comerica Securities, Inc               $    650,000
J.W. Korth & Company                   $    645,000
                               Total   $  2,991,000

                                       Per Note Sold by
                                       Agents To Public          Total

Issue Price:                           $   1,000.00        $    2,991,000.00
Agent's Discount or Commission:        $       7.00        $       20,937.00
Maximum Dealer's Discount or
  Selling Concession:                  $      17.00        $       50,847.00
Proceeds to the Company:               $     976.00        $    2,919,216.00

CUSIP Number:  12589SDF6

*Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth & Company.